Rule 424(b)(3)
                                             Registration No. 333-37034

                         PRICING SUPPLEMENT NO. 4
                     TO PROSPECTUS DATED June 20, 2000
                      (As supplemented June 22, 2000)

                INTERNATIONAL BUSINESS MACHINES CORPORATION


                            MEDIUM-TERM NOTES
                            (Fixed Rate Note)

             (Due from one year to 30 years from date of issue )

Designation:  Fixed Rate               Original Issue Date:
Medium-Term Notes Due                  July 28, 2003
November 1, 2006

Principal Amount:  $250,000,000        Maturity Date:
                                       November 1, 2006

Issue Price (as a percentage of        Regular Record Dates:
 Principal Amount):  99.712%           Fifteenth calendar day, whether
                                       or not a Business Day prior to
                                       the corresponding Interest
                                       Payment Date.

Interest Rate:  2.375%                 Interest Payment Dates:
                                       Semi-Annual on November 1 and
					May 1, commencing
					November 1, 2003.

Commission or Discount (as a
percentage of Principal
Amount): 0.175%

CUSIP:  459 20Q ER1                    Redemption Provisions:  None


Form: [X] Book-Entry
      [ ] Certificated


INTRODUCTION

     This is a Pricing Supplement. It describes the Fixed Rate Notes being issued under the Medium Note Program of International Business Machines Corporation (the "Company"). This document adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It does so by providing specific pricing and other information about the Notes issued in this particular transaction. This Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent that the description of the Notes in this Pricing Supplement is different from the terms which are set forth in the Prospectus Supplement and Prospectus.


INTEREST

Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

 If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next day which is a Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of this offering, the term "Business Day" means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. We have capitalized a number of terms in this document. If you do not see a definition for those terms in this document, those terms will have the meanings which we have already given to them in the Prospectus Supplement and the Prospectus.


REDEMPTION

      The Notes are not redeemable by the Company.


PLAN OF DISTRIBUTION


We have entered into a purchase agreement with Deutsche Bank
Securities Inc., J. P. Morgan Securities Inc., Barclays Capital Inc., BNP Paribas Securities Corp., and HSBC Securities (USA) Inc.,
 pursuant to which each of them has agreed to purchase the principal amount of Notes in the following table:

Deutsche Bank Securities Inc
   $112,500,000

J. P. Morgan Securities Inc.
     112,500,000

Barclays Capital Inc.
              8,333,333

BNP Paribas Securities Corp.
       8,333,333
HSBC Securities (USA) Inc.
         8,333,334

 Total:
                         $250,000,000



       These dealers will initially offer the Notes at the Issue Price set forth in the Pricing Supplement. Thereafter, they may change the offering price and other selling terms.
The dealers named above have also agreed to reimburse us for certain of our expenses.

Dated:  July 23, 2003